$70,000,000 REVOLVING ACQUISITION AND DEVELOPMENT
                              LOAN AND TERM LOAN

               CONSOLIDATED, AMENDED AND RESTATED
                         LOAN AGREEMENT
                   Dated as of July 31, 1997
   the Lenders who are or may become a party to this Agreement
                  (collectively, the "Lender")
                               and
             FIRST UNION NATIONAL BANK OF MARYLAND, as Agent for the
                     Lender


  CONSOLIDATED, AMENDED AND RESTATED LOAN AGREEMENT


          THIS CONSOLIDATED, AMENDED AND RESTATED
LOAN AGREEMENT (this "Agreement") is made as of July
31, 1997, by and among those entities comprising the Borrower (the "Borrower") (as that term is defined in Section 1 of this Loan Agreement), the Lenders who are or may become a party to this Agreement (each, individually, a "Lender" and collectively, the "Lender"), and FIRST UNION NATIONAL BANK OF MARYLAND, as a Lender and as Agent for the Lender.


          WHEREAS, Washington Homes, Inc., The
Southampton Corporation, Washington Homes, Inc., of
Virginia, Designed Contracts, Inc., Housing Home
Sales, Inc. WH Properties Limited Partnership,
Potomac Knolls A.1 Limited Partnership, Potomac
Knolls A.2 Limited Partnership, Potomac Knolls A.3
Limited Partnership, Potomac Knolls B.1 Limited
Partnership, Potomac Knolls B.2 Limited Partnership,
Potomac Knolls B.3 Limited Partnership, Potomac
Knolls B.4 Limited Partnership, Potomac Knolls B.5
Limited Partnership, Potomac Knolls D.1 Limited
Partnership, Potomac Knolls D.2 Limited Partnership,
Potomac Knolls D.3 Limited Partnership, Potomac
Knolls D.4 Limited Partnership, Potomac Knolls D.5
Limited Partnership, Potomac Knolls E.1 Limited
Partnership, Potomac Knolls E.2 Limited Partnership,
Potomac Knolls E.3 Limited Partnership, Potomac
Knolls E.4 Limited Partnership, and Potomac Knolls
E.5 Limited Partnership entered into a Loan Agreement with First Union National Bank of Maryland dated as of January 11, 1994 (the "$15,000,000 Loan
Agreement") and certain related documents, all as amended, evidencing a revolving loan in a principal amount not to exceed $15,000,000, a term loan in a principal amount not to exceed $4,000,000, and a letter of credit facility in a principal amount not to exceed $2,000,000 (the "$15,000,000 Facility");


          WHEREAS, Washington Homes, Inc.,
Westminster Homes of North Carolina, Inc., The
Southampton Corporation, Washington Homes, Inc., of
Virginia, WH Properties Limited Partnership, Potomac
Knolls A.1 Limited Partnership, Potomac Knolls A.2
Limited Partnership, Potomac Knolls A.3 Limited
Partnership, Potomac Knolls B.1 Limited Partnership,
Potomac Knolls B. 2
Limited Partnership, Potomac Knolls B.3 Limited
Partnership, Potomac Knolls B.4 Limited Partnership,
Potomac Knolls B. 5 Limited Partnership, Potomac
Knolls D.1 Limited Partnership, Potomac Knolls D.2
Limited Partnership, Potomac Knolls D.3 Limited
Partnership, Potomac Knolls D.4 Limited Partnership,
Potomac Knolls D.5 Limited Partnership, Potomac
Knolls E.1 Limited Partnership, Potomac Knolls E.2
Limited Partnership, Potomac Knolls E.3 Limited
Partnership, Potomac Knolls E. 4 Limited Partnership, and Potomac Knolls E.5 Limited Partnership entered into a Loan Agreement with First Union National Bank of Maryland dated as of January 26, 1995 (the
"$10,000,000 Loan Agreement"), and certain related documents, all as amended, evidencing a revolving loan in a principal amount not to exceed $10,000,000
(the "$10,000,000 Facility"); and
          WHEREAS, Washington Homes, Inc., Washington
Homes, Inc. of Virginia, All Seasons, Inc., Housing
Home Sales, Inc., Designed Contracts, Inc., and
Consultants Corporation entered into a Second Amended and Restated Credit Agreement with Signet
Bank/Maryland and Bank One West Virginia, dated
September 14, 1994 (the "Signet Credit Agreement"), and certain related documents (the "Signet
Facility"); and
          WHEREAS, Borrower and Lender desire to
modify, amend, restate, consolidate, extend and renew the $15,000,000 Loan Agreement, the $10,000,000 Loan
Agreement and the Signet Credit Agreement in their entirety by deleting each document in its entirety and substituting in its place the terms set forth below; and
          WHEREAS, the entities which comprise
Borrower desire to borrow up to Seventy Million
Dollars ($70,000,000) under a revolving line of credit and term loan facility (the "Loan"), all under the terms and conditions hereinafter set forth.
          NOW, THEREFORE, in consideration of the
foregoing, the mutual promises set forth herein, the execution and delivery by the entities which comprise
Borrower to the Lender of the Loan Documents
(hereinafter defined), and the Lender's acceptance thereof, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by all parties, the parties hereto, intending to be legally bound hereby, agree as follows:
                      PREAMBLE
          I.  The recitals set forth herein above are
hereby incorporated herein by this reference with the same force and effect as if fully hereinafter set forth.
          II.  Nothing in the provisions of this Loan
Agreement shall be deemed in any way to affect the priority of any existing deed of trust or mortgage securing the $15,000,000 Facility, the $10,000,000
Facility or the Signet Facility (each, a "Facility") over any other lien, charge, encumbrance, or conveyance, or to release or change the liability of any Person who is now or hereafter liable under or on account of any note, loan agreement, credit agreement or other document given to evidence the obligations of any such Person under any such Facility; provided, however, as of the date hereof, any Person which was obligated under an existing Facility which is not also a Borrower shall be and hereby is released from any further obligation under such existing Facility effective as of the date hereof.


          III.  The Persons which comprise Borrower
hereby represent, warrant and agree that, with respect to each Facility to which such Person is a party, as of the date hereof, such Facility, as amended and restated hereby, is in full force and effect, valid, binding and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency and similar laws, and the application of equitable principles whether by a court of law or equity), and that there exists no default by the Lender thereunder nor any defense to payment of amounts payable pursuant to the loan documents evidencing any such Facility.


          IV.  Neither this Loan Agreement nor
anything contained herein shall be construed as a substitution or novation of the Persons which comprise Borrower or the indebtedness to any lender, which shall remain in full force and effect, as hereby confirmed.


          V.  The Persons which comprise Borrower
shall pay all costs and expenses incurred by the Lender in connection with the execution and delivery of this Loan Agreement and the Loan Documents, including without limitation, the reasonable fees and expenses of the Lender's counsel, the costs of transfer and recording costs or taxes, and any mortgage or similar taxes, and, only to the extent specifically provided for herein, title charges.


          VI.  The Persons which comprise the
Borrower desire to borrow from the Lender a total
principal amount at any one time not exceeding
Seventy Million Dollars ($70,000,000), consisting of
(a)   a Revolving Loan (as hereinafter defined) in an
amount not to exceed Fifty-five Million Dollars
($55,000,000) (except to the extent increased by the
Overline (as hereinafter defined)) for the purpose of
financing the acquisition of residential building
lots in subdivisions approved as provided for herein,
to develop such lots, and to construct, in accordance
with the Plans and Specifications (as hereinafter
defined) , single-family detached homes, and single-
family townhomes and condominium homes on said lots
in certain subdivisions comprising the Project (as
hereinafter defined) and to establish a credit
facility that may from time to time be utilized in
connection with the financing of additional
subdivisions, which financing and subdivisions shall
be approved by the Lender as provided for herein, and
(b) a Term Loan (as hereinafter defined) in an amount
not to exceed $15,000,000 (the proceeds of which
shall be made available to Washington Homes, Inc.,
only) for the purpose of making payments which are to
be come due on October 15, 1998, under the WHI Senior
Notes (as hereinafter defined) and for working
capital purposes.   The Lender is prepared to lend
such amounts upon the terms and conditions hereof.
Accordingly, the parties hereto agree as follows:


 Section 1          Definitions


          Except as otherwise provided, any agreement referred to below shall mean such agreement as amended, supplemented or otherwise modified.


          "Affiliate" shall mean, with respect to the Persons which comprise Borrower, any individual, corporation, partnership, association, trust, or other Person directly or indirectly controlling, controlled by, or under direct or indirect or common control with the Persons which comprise Borrower.


          "Agent" means First Union National Bank of
Maryland in its capacity as Agent hereunder, and any successor thereto appointed pursuant to 7.1.


          "Agent's Office" means the office of the Agent specified in or determined in accordance with the provisions of 8.1(c).


          "Aggregate Commitment" means the aggregate amount of the Lender's Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be
Seventy Million Dollars ($70,000,000).


     "Agreement" shall mean this Loan Agreement.


          "Applicable Law" means all applicable
provisions of the constitutions, statutes, laws, rules, treaties, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.


          "Application" means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.


          "As Is Value" or "As Is Appraised Value" of a Lot or Unit shall mean the value as determined by the most recent appraisal pertaining to such Lot or Unit, performed by an appraiser approved by the Lender and prepared in accordance with policies and procedures for real estate appraisals supporting extensions of credit by banking institutions subject to regulation by the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or the Federal Deposit Insurance corporation.


          "Assignment and Acceptance" shall have the meaning assigned thereto in 8.10(b). .
          "Available Commitment" means, as to any
Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment over (b) such Lender's Extensions of Credit, including the issuance of letters of credit, with respect to the Revolving
Loan, the Term Loan, or the Loan, as the context may require.


          "Base Rate" means, at any time, the Prime
Rate (i) minus 50 basis points for amounts outstanding under the Pre-Sold Tranche (as defined below); and (ii) minus 25 basis points for amounts outstanding under the Unsold Tranche (as defined below).
Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate.
          "Base Rate Loan" means any Loan bearing
interest at a rate based upon the Base Rate as provided in Section 2.11.
          "Borrower" shall mean, collectively, each of the following corporations and Maryland limited partnerships, as Persons which comprise co-borrowers under the Loan Documents:




            Washington Homes, Inc.
      Washington Homes, Inc. of
           Virginia Designed
           Contracts, Inc.
           Housing-Home Sales,
           Inc.
     WH Properties Limited
          Partnership
    Potomac Knolls A3 Limited
    Partnership Potomac Knolls
    B1 Limited Partnership
    Potomac Knolls B2 Limited
    Partnership
   Condominium Community (Quail
   Run), Inc. Condominium
   Community (Largo Town), Inc.
              All Seasons, Inc.
           Consultants
Corporation
         The Southampton
           Corporation
           Westminster Homes,
           Inc.
     Westminster Homes
     (Charlotte), Inc.
     Westminster Homes of
     Tennessee, Inc.


          All references to the Borrower in the Loan Documents shall refer to each of the Persons set forth in this definition and the obligations of the Persons comprising the Borrower shall be joint and several except as specifically otherwise set forth herein.


          "Borrowing Base Report" or "Report" shall mean the monthly report from the Borrower to the Lender in the form attached hereto as Exhibit "G".


          "Budget" shall mean a detailed breakdown of all items of direct and indirect costs associated with the construction of each Unit, which shall be based upon actual contracts and other costs;
(i) shall not include "soft" costs which are not funded by the Revolving Loan and (ii) shall be approved by the Lender and the Compliance Inspector in their sole discretion.


          "Business Day" shall mean any day other than one on which commercial banks are not authorized to conduct business or are required to be closed in the State of Maryland.


          "Closing Date" shall mean the date on which this Agreement is executed by Borrower and Lender.


          "Collateral" shall mean any real property pledged to the Lender by the Borrower, as security for the Loan and reflected on the most recent Borrowing Base Report, including the Project, together with any improvements thereon, and together with all personal property, contracts, contract deposits, claims, rights of any kind, and tangible and intangible assets now owned or hereafter acquired and relating to such real property.
          "Commitment" means, as to any Lender, the obligation of such Lender to make Loans to and issue or participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on
Schedule 1 hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.
          "Commitment Percentage" means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment.
          "Completion" shall mean with respect to any Unit the fulfillment of all of the following conditions: (i) all of the conditions precedent to any advance under the Loan requested by Borrower subsequent to the Closing Date shall have been satisfied,
(ii) the Lender shall have received a certificate satisfactory to the Lender, in its sole discretion, from Borrower, and, if required by Lender, approved by the Compliance Inspector after inspection of the relevant Unit, to the effect that the Unit is complete and is substantially in accordance with the Plans and Specifications (including completion of all on- and off- site work, off-site utilities, streets, and public improvements or satisfactory evidence of bonded assurances (other than from the Lender) for the completion thereof) and (iii) the Lender shall have received copies of all permits necessary or desirable for the use or occupancy of the Unit, in each case issued by the appropriate governmental authority.
          "Compliance Inspector" shall mean an independent architect or engineer selected and retained by the Lender at the Lender's expense, in order from time to time as required by Lender, (i) to conduct inspections of the Project in connection with requests for advances under the Revolving Loan, (ii) to determine whether construction is proceeding on schedule in substantial accordance with the Plans and Specifications, (iii) to determine whether the necessary work has been completed in order to justify the advance requested, (iv) to determine whether the undisbursed portion of the Revolving Loan will be sufficient to complete the construction substantially in accordance with the Plans and Specifications and (v) to consult on such other matters as provided for herein or that the Lender may request in its sole discretion.
          "Consolidated Net Income" shall mean for any period, the net income (or net loss) as shown on the consolidated income statement of WHI and its Consolidated Subsidiaries for such period prepared in accordance with GAAP.
          "Consolidated Net Tangible Assets" shall mean the total assets after deducting goodwill, all as shown in the consolidated balance sheet of WHI and its Consolidated Subsidiaries all prepared in accordance with GAAP.
          "Consolidated Subsidiary(ies)" shall mean any Person whose accounts would be consolidated with those of WHI in its consolidated financial statements in accordance with GAAP.


          "Consolidated Tangible Net Worth" shall mean the shareholders' equity minus goodwill as shown in the consolidated balance sheet of WHI and its Consolidated Subsidiaries.


          "Contract Price" shall mean the sales price payable to Borrower pursuant to a fully executed, binding and enforceable sales contract (on Borrower's standard form as approved by Lender, including any modifications which may be approved by Lender) with a non-Affiliate third party purchaser.


          "Control"   shall   mean   possession,   directly    or
indirectly, of the power to direct or cause the direction of the management or policies of any Borrower, whether through the ownership of shares, by contract, or otherwise.


          "Coverage Ratio" shall mean the ratio of (i) Income
Available for Debt Service to (ii) Interest Expense.


          "Current Debt" shall mean revolving credit and any other debt having an original maturity less than one year from inception.


          "Deeds of Trust" shall mean individually or collectively, the Maryland Deed of Trust and/or the Virginia Deed of Trust and/or the North Carolina Deed of Trust and/or the Tennessee Deed of Trust.


          "Default" shall mean the occurrence of any condition, event, act or omission which, with the giving of notice or passage of time, or both, would constitute an Event of Default (as defined in Section 6 hereof).


          "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (c) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, or (d) any other Person that has been approved in writing as an Eligible Assignee by the Borrower and the Agent.


          "Eligible Funding Amount" shall mean the following amounts not to exceed a total Available Commitment of Fifty-five
Million Dollars ($55,000,000), plus the Term Loan when made available, plus any amount of the Overline advanced to Borrower at Borrower's request, less the L/C Obligations.


 (i) with respect to any Pre-Sold Unit, the lesser of (i) ninety per cent (90%) of the actual costs incurred by Borrower to acquire, develop, and construct such Unit to the date of the Notice of Borrowing ("Actual Costs Incurred") or (ii) eighty percent (80%) of the Contract Price of such Pre-Sold Unit;


 (ii) with respect to any Spec Home, seventy percent (70%) of the Actual Costs Incurred in a total amount not to exceed $15,000,000 outstanding at any time; provided, however, Spec Homes which are unsold one hundred eighty (180) days or more after date of Completion shall be subject to a maximum funding amount of thirty-five (35%) of Actual Costs Incurred, and Spec Homes which are unsold two hundred seventy (270) days or more after the date of Completion will not be eligible for any funding amount;


 (iii) with respect to any Model Home, seventy percent (70%) of the Actual Costs Incurred, in a total amount not to exceed
$5,000,000 outstanding at any time;

 (iv) with respect to any Finished Lot, seventy percent (70%) of Actual Costs Incurred, in a total amount not to exceed
$15,000,000 outstanding at any time.

 (v) with respect to any Land Under Development, a maximum of forty percent (40%) of Actual Costs Incurred, in a total amount not to exceed $13,000,000 outstanding at any time.


          "Extensions of Credit" means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding.


          "Event of Default" shall mean any event or condition specified as an Event of Default in Section 6 hereof.


          "Finished Lots" shall mean Lots with respect to which all off-site and on-site infrastructure improvements have been completed including, without limitation (i) all utilities being installed to the Lot, and (ii) all conditions to subdivision approval imposed by the applicable governmental authorities being satisfied so that a building permit for a Unit can be obtained. To the extent that one or more of the requirements have not been completed, such requirement shall be deemed to have been completed if such requirement is fully bonded.

"Fiscal Quarter" shall mean each of the four calendar periods of three months ending on October 31, January
31, April 30 and July 31.

"Governmental Authority" shall mean any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Hazardous Materials" shall mean any
substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental
Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental
Authority, (c) the presence of which require investigation or remediation under any Environmental
Law or common law, (d) the, discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval,
(e) which are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties, (f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.


          "Hedging Agreement" means any agreement
executed by Borrower with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower under this Agreement, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

          "Income Available for Debt Service" shall mean for any period the sum of (i) Consolidated Net
Income, (ii) income tax expense (benefit), (iii)
Interest Expense, and (iv) amortization and depreciation expenses for such period.

          "Interest Expense" shall mean for any period the interest expense as shown in the consolidated income statement of WHI and its Consolidated
Subsidiaries for such period .

          "Issuing Lender" means First Union National
Bank of Maryland, in its capacity as issuer of any Letter of Credit, or any successor thereto.

          "Land Under Development" shall mean Lots within recorded subdivisions or within approved subdivision plans which are not considered Finished
Lots.

          "L/C Commitment" means the lesser of (a)
Seven Million Five Hundred Thousand Dollars
($7,500,000) or (b) the Available Commitment under the Revolving Loan.


          "L/C Facility" means the letter of credit facility established pursuant to Section 2.2 hereof.


          "L/C Obligations" means at any time, an
amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.2(e).


          "L/C Participants" means the collective
reference to all the Lenders other than the Issuing
Lender.


          "Lender" means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section
8.10(b).  "Lender" shall also refer
collectively to all of the individual Lenders.
Furthermore, in any instance in which the Borrower is required by this Agreement to obtain the approval or consent of Lender, to make any submission to or request of Lender, or to send any notice to Lender, "Lender" shall be deemed to mean the Person which is at that time acting as Agent.


          "Lending Office" means, with respect to any Lender, the office of such Lender administering such Lender's Commitment Percentage of the Loans.


          "Letter of Credit Agreement" shall mean the Letter of Credit Agreement entered into by and between the Borrower and the Issuing Lender in connection with the L/C Facility.


          "Letters of Credit" shall have the meaning assigned thereto in Section 2.2(a).


          "LIBOR" means the Libor Market Index Rate as defined in the Note.


          "LIBOR Rate Loan" means any Loan bearing interest at a rate based upon LIBOR as provided in
Section 2.11.


          "Lien" shall mean any mortgage, pledge,
security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement or other similar form of public notice regarding encumbrances under the laws of any jurisdiction).


          "Loan" shall mean individually and
collectively, the Revolving Loan (as well as periodic advances thereunder), the Term Loan, and amounts outstanding under any Letter of Credit Agreement.


          "Loan Documents" shall mean this Loan
Agreement, the Notes, the Deeds of Trust and all other instruments, documents or certificates delivered to or in the possession of the Lender evidencing or securing the Loan.


          "Loan Fees" shall mean the fees provided for in Section 2.7.


          "Lot" shall mean any lot, created pursuant to a duly recorded record plat or within approved subdivision plans or approved condominium plans in the jurisdiction in which such lot is located, which is part of the Collateral.


          "Maryland Deed of Trust" shall mean the
Amended and Restated Deed of Trust and Security
Agreement With Assignment of Leases, Rents and
Profits, duly executed in substantially the form attached as of Exhibit "B" hereto covering the Lots located in the State of Maryland in respect of which advances under the
Loan are requested or made.


          "Material Adverse Change" means, with
respect to the Borrower or any of its Subsidiaries taken as a whole, a material adverse change in the properties, business, operation or condition
(financial or otherwise) of any such Person or the ability of such Person to perform its obligations under the Loan Documents, in each case to which it is a party.


          "Material Adverse Effect" means, with
respect to the Borrower or any of its Subsidiaries taken as a whole, a material adverse effect on the properties, business, operations or condition
(financial or otherwise) of any such Person or the ability of such Person to perform its obligations under the Loan Documents, in each case to which it is a party.


          "Maturity Date" means October 30, 1999 or such later date to which the Maturity Date may be extended under Section 2.6 hereof (but, if any such date shall not be a Business Day, the next Business
Day thereafter), which date shall constitute the last day of the term of the Revolving Loan, the Term Loan and the Letter of Credit Facility.


          "Maximum Funding" shall have the meaning ascribed to it in Section 2.1(d) herein.


          "Model Home" means any Unit which is not a Pre-Sold Unit and which is intended to be used as a sales office to conduct the business of marketing and selling homes.


          "Mortgage" means the Amended and Restated
Mortgage and Security Agreement With Assignment of
Leases, Rents and Profits, duly executed in substantially the form attached as of Exhibit "C" hereto covering the Lots located in the Commonwealth of Pennsylvania in respect of which advances under the Loan are requested or made.


          "North Carolina Deed of Trust" means the
Credit Line Deed of Trust and Security Agreement With
Assignment of Leases, Rents and Profits, duly executed in substantially the form attached as Exhibit "D" hereto covering the Lots located in North Carolina in respect of which advances under the Loan are requested or made.


          "Note" means the promissory note or notes evidencing the Loan.


          "Notice of Borrowing" or "Notice" means a notice, in form and substance satisfactory to the Lender setting forth the information specified in
Section 2.1(c)(3) hereof.


          "Notice of Prepayment" means the notice
referred to in Section 2.8(e)(1) hereof.


          "Obligations" means any and all obligations
(now
existing or hereafter arising) of the Borrower under the Loan Documents or any Hedge Agreement.


          "Operating Companies" means WHI, Washington
Homes of Virginia, Inc., Westminster Homes, Inc.,
Westminster Homes (Charlotte), Inc., and Westminster
Homes of Tennessee, Inc.


          "Outstanding Loan Advance" means the sum of the amount which the Lender has disbursed, from time to time, under the Loan. In addition, if at any time the Borrower is required to pay the Lender fees, interest or any other amount under the terms of any of the Loan Documents, including without limitation, any Reimbursement Obligations, and does not pay such amounts when due, the Lender, in addition to any other rights or remedies it may have, shall have the right to include such amounts in the calculation of the Outstanding Loan Advance until such amounts are paid.


          "Overline" means an amount not to exceed
$5,000,000 which shall be made available to Borrower pursuant to Section 2.3(b) hereof.


          "Permitted Liens" means (i) Liens imposed by law, such as mechanics' liens that (a) arise in the ordinary course of business and that secure amounts not yet due and payable, (b) secure amounts due and payable that are in good faith disputed by the Persons which comprise Borrower, or (c) arise out of judgments or awards against the Borrower with respect to which the Borrower at the time shall currently be prosecuting an appeal or proceedings for review, provided that in the case of (b) and (c) above, the Borrower shall have obtained a bond or stay of execution satisfactory to the Lender, within ten (10) days after item (b) or (c) becomes a Lien on all or any portion of the Project, for the full amount of the Lien; (ii) Liens for taxes or assessments or other governmental charges not yet due and payable; (iii) the UCC-1 financing statements contemplated by the Deeds of Trust and Mortgage; (iv) the Deeds of Trust and Mortgage; (v) any Spreader Agreement; (vi) purchase money liens not to exceed $200,000 in the aggregate on personal property and (vii) Liens or other encumbrances set forth on the relevant schedules of the title insurance policies provided to the Lender pursuant to Section 5.01(i) hereof and approved by the Lender in its sole discretion.


          "Person" means an individual, corporation, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization,
Governmental Authority or any other form of entity or group thereof.


          "Plans and Specifications" shall mean the plans and specifications (including the architect's final drawings) describing any Unit or other improvements to be constructed within the Collateral provided by the Borrower to the Lender.


          "Post-Default Rate" shall mean, in respect of any principal of the Loan or any other amount payable by the Borrower under this Loan Agreement, the Note or any other Loan Document, if an Event of Default has occurred and is continuing, or if the
Note is not paid in full when due (whether on demand or at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the date of the Event of Default or due date, as applicable, until such amount is paid in full, equal to two percent (2%) above any interest rate or rates then in effect in respect of the principal of the Loan or any portion thereof.


          "Pre-Sold" with respect to any Unit or Lot shall mean subject to a fully executed, binding and enforceable sales contract (on Borrower's standard form as approved by Lender, including any modifications which may be approved by the Lender) with a non-Affiliate third-party purchaser.


          "Pre-Sold Tranche" shall have the meaning ascribed to it in Section 2.4(a).


          "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by First Union National Bank of Maryland as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by First Union National Bank of Maryland as its Prime
Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.


          "Project" or "Property" shall mean real
property used as Collateral, with improvements thereon, including Lots and Units, owned by one or more of the Borrowers and located in subdivisions or developments described in the Deeds of Trust and Mortgage as of the Closing Date, as well as additional subdivisions used as Collateral from time to time, after approval by the Lender in its sole discretion.


          "Reimbursement Obligations" shall mean all amounts for which the Borrower are obligated to reimburse the Lender pursuant to Section 2.2(e) hereof or otherwise under any of the Loan Documents.


          "Required Lenders" means, at any date, (i) at any time when there are no more than two (2)
Lenders (or at any time that there are more than two
(2) lenders, but the requirements of (ii)(b) below are not satisfied), any combination of holders of at least seventy-five percent (75%) of the aggregate unpaid principal amount of the Note, or if no amounts are outstanding under the Note, any combination of Lenders whose Commitment Percentages aggregate at least seventy-five percent (75%) or (ii) at any time when
(a) there are more than two (2) Lenders and (b) no one
Lender has sixty-six and two-thirds percent(66-2/3%) or more of the Commitment Percentages, any combination of holders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate unpaid principal amount of the Note, or if no amounts are outstanding under the Note, any combination of Lenders whose Commitment Percentages aggregate at least sixty-six and twothirds percent (66-2/3%); except that, with respect to waivers or amendments of any financial covenant set forth in Section 5.10(a) through 5.10(g), inclusive, the term "Required Lenders" shall mean, at any date, any combination of holders of at least seventyfive percent (75%) of the aggregate unpaid principal amount of the Note, or if no amounts are outstanding under the Note, any combination of Lenders whose Commitment Percentages aggregate at least seventy-five percent (75%).


          "Revolving Loan" shall mean any loan made by the Lender pursuant to Section 2.1 hereof.


          "SDS Group" shall mean Geaton A. DeCesaris,
Sr., Geaton A. DeCesaris, Jr., Paul C. Sukalo, Marco
A. DeCesaris, Joseph A. DeCesaris, Anthony H.
DeCesaris, and the spouses of such individuals.


          "Spec Home" shall mean any Unit other than a Pre-Sold Unit or a Model Home.


          "Spreader Agreement" shall mean a spreader agreement, duly executed by a Borrower, in form and content acceptable to the Lender in its sole discretion, which spreads the lien of the Mortgage and Deeds of Trust to additional property to be added to the Project and to be included as Collateral.


          "Tennessee Deed of Trust" shall mean the Amended and Restated Deed of Trust and Security
Agreement With Assignment of Leases, Rents and
Profits, duly executed in substantially the form attached as of Exhibit "E" hereto covering the Lots located in the State of Tennessee in respect of which advances under the Loan are requested or made.


          "Term" shall mean the period ending on
October 30, 1999, unless such term is extended from time to time by the Lender, pursuant to the terms hereof, in which case the "Term" for each such Loan shall be the period ending on the date to which each such Loan was extended.


          "Term Loan" shall mean the loan made by the Lender pursuant to Section 2.3 hereof.


          "Title Insurance Company" shall mean the title insurance company or companies selected by the Borrower and approved by the Lender to provide title services and insurance, when required, in connection with the Loan.


          "Total Inventory" shall mean all Finished
Lots, work in process and Land Under Development as shown on the consolidated balance sheet of WHI and its Consolidated Subsidiaries.


          "Total Debt" shall mean all debt shown as notes and loans payable (or similarly titled) in the consolidated balance sheet of WHI and its Consolidated Subsidiaries.


          "Unit" shall mean any single family
residential, condominium or townhouse home, including all appurtenances and other structures constructed therewith, constructed or to be constructed on a Lot in accordance with the Plans and Specifications.


          "Uniform Customs" the Uniform Customs and
Practice for Documentary Credits (1994 Revision),
International Chamber of Commerce Publication No.
500.


          "Unsold" with respect to any Unit or Lot shall mean any Unit or Lot which is not Pre-Sold.


          "Unsold Tranche" shall have the meaning
ascribed to it in the Note.


          "Value of Collateral" shall mean the
Contract Price for each Pre-Sold Unit and Pre-Sold
Lot and the As Is Appraised Value for all other Units and Lots.


          "Virginia Deed of Trust" shall mean the
Credit Line Deed of Trust and Security Agreement With
Assignment of Leases, Rents and Profits , duly executed in substantially the form attached as of Exhibit "F" hereto covering the Lots located in the Commonwealth of Virginia in respect of which advances under the Loan are requested or made.


          "WHI" shall mean Washington Homes, Inc., a
Maryland corporation.


          "WHI Senior Notes" shall mean,
collectively, certain Senior Notes, Series A, in the amount of $30,000,000, due October 15, 2000, and a certain Adjustable Rate Senior Note, Series B, in the amount of $13,000,000, due October 15, 2000, issued under that certain Note Agreement dated as of April
15, 1994 entered into by WHI and certain Purchasers named therein.


 Section 1         The Loans


 Section 1.1.     Revolving Loan.
 (a) Revolving Loan Commitment. On the terms and conditions hereof, from the Closing Date for the balance of the Term, Lender hereby agrees to make the Revolving Loan in an aggregate principal amount at any one time outstanding not to exceed $55,000,000, plus the amount of the Overline (if advanced at the request of the Borrower as a part of the Revolving
Loan) in the form of advances, together constituting the Revolving Loan, disbursed pursuant to a Notice of Borrowing. Within such limit and the other limits set forth herein, the Borrower may borrow, repay and reborrow funds pursuant to the Revolving Loan.
Advances subsequent to the Closing Date shall be disbursed not more frequently than three (3) times per calendar month as provided for in Section 2.1(c) below. The Borrower shall only be entitled to advances in amounts approved by the Lender in accordance with this Agreement.


(b)     Note.  The Revolving Loan (together with the
                     Term Loan)
shall be evidenced by a promissory note or notes made by the Borrower (the "Note"), substantially in the form of Exhibit "A" hereto, payable to the order of the Lenders and otherwise duly completed and executed .


 (c)     Borrowing Base Report and Notice of
Borrowing.


   (1)     Borrower shall deliver a Borrowing Base
                  Report to Lender
once each calendar month during the term of the Loan.
Any Borrowing Base Report delivered later than 11:00 a.m. Maryland time shall be deemed to have been delivered on the next Business Day. Lender shall not be required to fund any advances to Borrower during any calendar month until five (5) Business Days after Lender's receipt of the Borrowing Base Report for such month.


 (2)     Each Notice of Borrowing for an advance of
                    the Revolving
Loan shall (i) be delivered to the Lender's Real
Estate Department not later than 11:00 a.m. Maryland time, at least two (2) Business Days before the date upon which an advance under the Revolving Loan is desired, which date shall be at least five (5)
Business Days after the delivery of the Borrowing
Base Report for such calendar month; (ii) be irrevocable and constitute a representation by Borrower, to the best of its knowledge, that, (a) in respect of any advance for a Unit, the conditions set forth in Section 2.1(g) hereof have been satisfied by the Borrower in all material respects or waived in writing by the Lender, all work and materials for which payment is requested have been physically incorporated into the Project free of Liens (except for Permitted Liens), that all improvements have been performed or installed in a good and workmanlike manner, and that the work and materials conform in all material respects to the Plans and Specifications and all applicable legal requirements and building restrictions; and (b) in respect of an advance for the acquisition of a Lot, the conditions set forth in
Section 2.1(f) hereof have been satisfied by the Borrower or waived in writing by the Lender; and
(iii) constitute Borrower's certification that the representations and warranties set forth in Section 4 of this Agreement are true and correct in all material respects except as otherwise disclosed to the Lender in writing, Borrower is in compliance with all covenants contained in Section 5 of this Agreement and that no Default or Event of Default exists on the date of the notice and on the date any advance under the Revolving Loan is made pursuant to such Notice. Notices received after 11:00 a.m.
Maryland time shall be deemed received on the next
Business Day. The Agent shall promptly notify the Lenders of each Notice of Borrowing.


 (3) Each Notice of Borrowing shall include the information set forth on the form attached hereto as Exhibit "M" and shall also include a statement of (i) the date of such borrowing, which shall be a Business
Day, (ii) the amount of Monthly Funding (as hereinafter defined) which the Lender is requested to disburse after receipt of such Notice and (iii)
Borrower's certification that all representations that are required to be made as a condition of each advance (X) are true and correct in all material respects as of the date of the Notice except as otherwise disclosed to Lender in writing, and, (Y) unless Borrower notifies the Lender to the contrary in writing before an advance is made, will continue to be true and correct in all material respects from the date of the Notice to the date of the Monthly
Funding which is requested in the Notice. If the Borrowing Base Report contains all of the foregoing information, the Borrower may use the updated monthly
Borrowing Base Report, supplemented with additional forms as required, as the information required to accompany the Notice of Borrowing. If Borrower fails to provide any information required in its Notice of Borrowing, or fails to provide the backup documentation which the Borrower is required to provide, the Lender shall have the right to make conservative assumptions in calculating the Funding Amount. For example, if Borrower does not indicate whether a Unit was Pre-sold, the Lender may assume, for purposes of its calculations, that the Unit was not Pre-Sold.
 (d)     Funding Procedure.
          Upon receipt of a Notice of Borrowing and an updated Borrowing Base Report, the Lender will verify the calculations and will recompute the figures in the Notice and Report until the Lender is satisfied, in its sole discretion, that the Notice and Report comply with the terms of this Loan
Agreement. On the basis of the Notice and Report, as so modified, the Lender will subtract from the Eligible Funding Amount the Outstanding Loan Advance as of the date of such Notice, and, provided that all other conditions of this Loan Agreement have been satisfied, the Borrower will be eligible to receive an amount equal to the difference ("Maximum
Funding"). Not later than 2:00 p.m. (Maryland time) on the proposed borrowing date, each Lender will make available to the Agent, for the account of the Borrower, at the office of the Agent in funds immediately available to the Agent, such Lender's
Commitment Percentage of the Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.1 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent Notice of Account
Designation substantially in the form of Exhibit "H" hereto (a "Notice of Account Designation") delivered by the Borrower to the Agent or as may be otherwise agreed upon by the Borrower and the Agent from time to time. Subject to Section 2.10 hereof, the Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this
Section 2.1 to the extent that any Lender has not made available to the Agent its Commitment Percentage of such Loan.
 (e)     Limitation on Advances.
 (1) Advances under the Revolving Loan shall be made only for the purposes of (i) funding the acquisition of Finished Lots (as determined by the Lender) and Land Under Development in the Project, and (ii) funding other Actual Costs Incurred with respect to the Collateral.
    (2)     The aggregate principal amount of all
                 advances under the
Revolving Loan shall not exceed the caps for each category of Collateral provided for hereinabove.


    (3)     The aggregate principal amount of all
                   advances of the
Revolving Loan in respect of all Lots and Units within the Collateral, shall not exceed the aggregate
Eligible Funding Amount for all Lots and Units within the Collateral.
Accordingly, no requested advance shall be made if, after giving effect to such advance, the Outstanding
Loan Advance aggregates an amount in excess of the Eligible Funding Amount.


 (4) At the Lender's option, each subdivision, Lot and Unit within the Project may be inspected by the Compliance Inspector, who shall certify that in the Compliance Inspector's opinion, the Project is being developed and the Units are being built in compliance with the terms of this Loan Agreement. Such inspection is solely for the benefit of the Lender and may not be relied upon by the Borrower or by any third party. It is Lender's current intention to cause the Compliance Inspector to inspect fifty percent (50%) of all work in progress on a quarterly basis. If discrepancies are identified in five percent (5%) or more of the Collateral in two consecutive quarters, the Lender shall have the right to require monthly inspections at Borrower's expense for as long as the Lender deems necessary thereafter. Notwithstanding any of the above, the Lender reserves the right to increase or decrease the frequency of inspections at any time that the Lender deems necessary or appropriate, in the Lender's sole discretion.


 (5) For all portions of the Project which the Borrower expects to hold title to for more than one year, title insurance policies will be required as hereinafter described. For parcels of the Property which the Borrower expects to sell within one year of acquisition and provided that the Borrower pays all payables within forty-five (45) days of the date rendered and obtains lien waivers from its contractors in accordance with its current procedures, the Borrower shall have the option of providing to Lender a title/lien search report on such parcels in lieu of a title insurance policy. However, in the event the Borrower fails to satisfy any of the aforementioned conditions, Lender retains the right to require such title insurance coverage as it may reasonably deem necessary. For any parcel of Property for which title insurance coverage is required in accordance with the above, the following shall be required: a title insurance company acceptable to Lender shall be prepared to issue unconditionally to Lender at closing on such parcel of Property an ALTA standard form, full coverage mortgagee title policy, as evidenced by a title commitment delivered to Lender. If requested by Lender, the Borrower shall obtain such re-insurance as Lender shall reasonably require. The title policy shall insure each portion of the Property in an amount equal to the portion of the Loan reasonably allocated to such portion of the Property by Lender and shall insure that Lender's lien against the Property is a valid first priority lien, subject only to such matters of record as are reasonably acceptable to Lender. The title policy shall (i) not contain, and shall affirmatively insure against, any exceptions or exclusions for filed or unfiled mechanics' or materialmen's liens; (ii) contain such other endorsements and affirmative coverages as Lender shall reasonably require; and (iii) otherwise be in form and substance satisfactory to Lender. Legible copies of all easements, covenants and other matters affecting title to or use of the Property shall be submitted to Lender. The Borrower hereby covenants and agrees to take any and all steps, and provide any and all documents, required by the title company in order to permit the title company to provide affirmative mechanics' lien coverage, including, but not limited to, providing mechanics' lien affidavits, indemnity agreements, certified financial statements of the Borrower or their Affiliates and/or conforming or modifying existing disbursement procedures to those deemed necessary by the title company. All existing liens, mortgages, and deeds of trust against the Property, other than the $10,000,000 Facility, the $15,000,000 Facility, and the Signet Facility, must be removed at or before the Closing Date. Prior to the Closing Date, the Title Insurance Company also shall perform (i) a UCC search for the state office filings only on WHI, Washington Homes of Virginia, Inc.,
Westminster homes, Inc., Westminster Homes
(Charlotte), Inc., and Westminster Homes of Tennessee,
Inc.; and (ii) a state search (or in instances in which a state search is not available, a search of the county in which the Person has its headquarters) of all judgment lien, federal and state tax and lis pendens records with respect to such entities. Such searches shall be delivered to Lender prior to the Closing Date, and shall be performed in the jurisdiction of incorporation of each such Person. To the extent available, the Title Insurance Company shall issue an Insured Closing Letter, in the form acceptable to Lender stating that the proposed closing attorney is the duly authorized agent for said Title
Insurance Company for the purpose of issuing or amending a policy to provide or continue title insurance, recording Loan Documents or a Spreader
Agreement, and otherwise acting as closing agent with respect to the transactions contemplated herein.


 (f)     Additional Lots and Subdivisions.  In
addition to the requirements set forth above, the Lender's agreement to make advances under the Revolving Loan subsequent to the Closing Date is also conditioned upon satisfaction of the following conditions and receipt by the Lender of the following documents, each of which shall be satisfactory in form and substance to the Lender:


 (1) In the case an advance to acquire any Lots not constituting a part of the Collateral (whether or not the Lots are in a subdivision, a portion of which is in the Collateral), a Spreader Agreement will be executed and recorded among the land records in the jurisdiction in which such Lots are located, spreading the lien of the applicable Deed of Trust to such Lots, and the Borrower shall have complied with any applicable provisions of Section 2.1(e)(5) relating to title insurance and Insured Closing Letters.


 (2) The Lender may, in its sole discretion, elect to incorporate into the Collateral, Lots in a subdivision which currently do not constitute part of the Collateral ("Proposed Subdivision") provided that the Borrower submits to Lender the materials itemized in Exhibit "I" attached (the "New Project
Requirements") and the Lender approves same, such approval not to be unreasonably withheld.


 (g)     Conditions to Advances Under the Revolving
Loan for Construction of Units. The obligation of the Lender to make each advance under the Revolving Loan for the construction of Units is further subject to the receipt by the Lender of the following documents, each of which shall be satisfactory in form and substance to the Lender:


 (1) If required by Lender, a certificate by, the Inspector approving in all respects any Notice of Borrowing required under clause (2) of this Section
2.1(g).


 (2) A Notice of Borrowing for payment, which shall set forth each element of the Borrowing Base
Report and the amount sought to be borrowed in respect of each such element. While any Default shall have occurred and be continuing, if the Lender reasonably deems itself insecure that any design professional, contractor or subcontractor and other persons who may be entitled to a Lien on the Project is not being paid when payments are due from the entities which comprise the Borrower, the Lender may request that the Borrower provide releases and waivers for work performed and materials furnished through the date of the requisition simultaneously with the requested disbursement and, in such event, the Lender shall not be required to make any advance hereunder prior to receipt of such releases and waivers.
 (3) In the case of any advance in respect of the foundation of any Unit and in any event, when the foundation of each Unit has been completed, upon request of Lender, receipt of a "wallcheck" survey made by a surveyor licensed in the jurisdiction in which the Unit is located (as applicable) and acceptable to the Lender, in its sole discretion, which shall show that there are no encroachments with respect to any building restriction lines, boundary lines, easements, rights-of-way, covenants or conditions.


 (4)     Upon request of Lender, copies of all
permits, licenses
and certificates required to undertake the activity to be paid for with the proceeds of the requested advance.


 (5) In the case of the first advance in respect of any new
Collateral, all risk builder's risk insurance
(extended coverage, replacement value form to include vandalism, malicious mischief and risk of collapse) , written only by a company certified by the insurance agent to be a company with a non-contingent "All or "A+" rating as reported in the latest A.M. Best
Insurance Report, all in amounts as may be required by the Lender, and such other insurance with respect to those portions of the Project that are of an insurable character as may be required by the Lender; Such policies shall contain a standard non-contributory mortgagee clause in favor of the Lender and shall provide that they may not be materially altered or cancelled without 30 days' advance written notice to the Lender.


 (h)     General Conditions. The obligation of the
Lender to
continue the advance currently outstanding and to make any future advance constituting the Loan is further subject to all of the additional conditions precedent:


     (1)     No Default shall have occurred and be
                   continuing either
immediately prior to, or in the Lender's reasonable judgment, would occur immediately after the making of any advance.

 (2) The representations and warranties made by the Borrower in each Loan Document shall be true in all material respects on the date of the proposed advance and immediately after the proposed advance.

  (3)     All Loan Fees have been paid in respect of
                     each advance.


 Section 1.1.     Letter of Credit Facility.


 (a)     Letter of Credit Commitment.  Subject to the
                       terms and
conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in
Section 2.2(d), agrees to issue standby letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day from the Closing Date through but not including the Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C
Commitment or (b) the Available Commitment of any Lender would be less than zero. Accordingly, no Letter of Credit shall be issued if, after giving effect to the issuance of such Letter of Credit, the Maximum Funding Amount is exceeded. Each Letter of
Credit shall (i) be denominated in Dollars, be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business in connection with the purchase or development of the Collateral, the construction thereon of single family residences, and such other purposes as may be approved by Lender, (iii) expire on a date satisfactory to the Issuing Lender, which date shall be no later than the Maturity Date and (iv) be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of Maryland. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.


 (b)      Procedure for Issuance of Letters of Credit.
The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Agent's Office an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 2.2(a) and
Section 3 and to closing hereof, and to the execution by the Borrower of the Issuing Lender's then current standard form Letter of Credit Agreement (a copy of which is attached hereto as Exhibit "J"), promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business
Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing
Lender shall furnish to the Borrower a copy of such Letter of Credit and furnish to each Lender a copy of such Letter of Credit and the amount of each Lender's
L/C Participation therein, all promptly following the issuance of such Letter of Credit.


 (c) Commissions and Other Charges. There shall be no commission or other charges payable by the Borrower in connection with issuance of Letters of Credit hereunder; provided, however, this provision shall not be deemed a waiver of any of the terms and conditions of the Letter of Credit Agreement.


 (d)      Letter of  Credit Participations.


 (1) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C
Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment
Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing
Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Commitment
Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.


 (2) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing
Lender pursuant to Section 2.2(d)(1) in respect to any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing
Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C
Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times
(iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 2.2(d)(2), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Maryland time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Maryland time) on any Business Day, such payment shall be due on the following Business Day.


 (3)      Whenever, at any time after the Issuing
Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment
Percentage of such payment in accordance with this
Section 2.2, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing
Lender to it.


 (e)      Reimbursement Obligation of the Borrower.
The Borrower agrees to reimburse the Issuing Lender on each date on which the
Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft properly paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section 2.2(e) from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which is provided for in the Letter of Credit
Agreement.


 (f)      Obligations Absolute.  The Borrower's
obligations under this Section 2.2 (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that, except as otherwise provided by applicable law, the Issuing
Lender shall not be responsible for, and the Borrower's Reimbursement Obligation under Section
2.2(e) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of a Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform
Customs and, to the extent not inconsistent therewith, the UCC shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.


 (g)      Effect of Application and Letter of Credit
Agreement. To the extent that any provision of any Application related to any Letter of Credit or the Letter of Credit Agreement executed in connection therewith is inconsistent with the provisions of this
Section 2.2, the provisions of this Section 2.2 shall apply.


 Section 1.2.     Term Loan and Overline.


 (a)      The Term Loan shall be in an amount not to
exceed Fifteen Million Dollars ($15,000,000) and shall
be made for the benefit of and shall be the obligation
solely of WHI.   Except as
hereinafter provided in Section 2.3(b) below, no advances shall be made under the Term Loan until October 1, 1998, and the proceeds of the Term Loan are to be used for payments due at that time under the WHI
Senior Notes, with the balance, if any, made available for working capital. Payments of interest only on the outstanding principal balance shall be due and payable monthly during the period between funding and the initial Maturity Date at the rate as follows: During this period, amounts outstanding under the Term Loan will be allocated to either the "Pre-Sold Tranche" (as defined in Section 2.4(a) below) as the same shall be allocated and reallocated from time to time pursuant to the Borrowing Base Report and which shall bear interest as provided in Section 2.4 below, or the "Unsold Tranche" (as defined in Section 2.4(a) below), as the same shall be allocated and reallocated from time to time pursuant to the Borrowing Base
Report and which shall bear interest as provided for in Section 2.4 below, and will be subject to the maximum Eligible Funding Amounts provided for with respect to the Revolving Loan. Accordingly, no requested advance under the Term Loan shall be made if, after giving effect to such advance, the Outstanding Loan Advance aggregates an amount in excess of the Eligible Funding Amount. In the event the Term Loan is extended beyond the initial Maturity
Date, payments of principal and interest (based on an amortization schedule to be determined by Lender in its sole discretion based on its receipt and analysis of fiscal year end consolidated financial statements dated July 31, 1999) shall be due and payable monthly.


 (b)      Notwithstanding the provisions of Section
2.3(a) above, and only in the event there exists no uncured default under any of the Loan Documents (as hereinafter defined), at any time prior to and until the first principal payment is made on the WHI Senior
Notes, a temporary overline in the maximum amount of Five Million Dollars ($5,000,000) (the "Overline") may be reallocated at the election of the Borrower from the amount available to be funded under the Term Loan to instead be available to be funded under the Revolving Loan, to meet seasonal inventory demands.
Once such election is made, the amount of the Overline will temporarily be deducted from the amount available to be funded under the Term Loan and will be temporarily added to the amount available to be funded under the Revolving Loan. During such temporary overline period, any portion of the Overline which is advanced to the Borrower shall be deemed to be advanced pursuant to the terms governing the Revolving
Loan and shall be subject to repayment terms as set forth above with respect to the Revolving Loan.


 Section 1.3.     Interest.


 (a) Regular Interest. The Borrower, jointly and severally, hereby promises to pay to the Lender monthly, in arrears, on the 15th day of each month
(commencing on the date hereof) and on the date the Loan is paid in full and the Commitment is terminated, interest on the unpaid principal amount of the Loan at the applicable interest rates set forth below. The
Note provides for interest to accrue at two different rates: the "Pre-Sold Rate" and the "Unsold Rate."
Principal outstanding from time to time
under the Loan will be designated as principal in either the "PreSold Tranche" or the "Unsold Tranche" and will bear interest in accordance with the terms of the Note from and after the actual date advanced at either the Pre-Sold Rate or the Unsold Rate based on the allocation of outstanding principal to each Unit or Lot submitted by the Borrower monthly in the Borrowing Base
Report as approved by the Lender. The Pre-Sold Rate is a floating rate which is 155 basis points in excess of LIBOR. The Unsold Rate is a floating rate which is 175 basis points in excess of LIBOR. Any amounts outstanding under the Loan not designated by the Borrower as being in the Pre-Sold Tranche or the Unsold Tranche, including, but not limited to, amounts advanced by Lender to protect the Collateral, shall bear interest at the Unsold Rate.


 (b)     Post-Default Interest.  Notwithstanding the
                     provisions
of clause (a) above, each Person comprising the Borrower, jointly and severally, hereby promises to pay to the Lender interest at the Post-Default Rate on the full principal amount outstanding of all Loans of the Lender, and (to the fullest extent permitted by law) on any interest or other amount payable by the Borrower hereunder or under the Note held by the Lender, (i) for any period during which an Event of Default under the Loan has occurred and is continuing and (ii) when any amount payable under the Note is not paid in full when due (whether on demand or at stated maturity, by acceleration or otherwise), for the period commencing on the date such amount is due until the same is paid in full.


 Section 1.4.     Principal.  Each Borrower, jointly
and severally, hereby promises to pay to the Lender the entire unpaid principal balance of the Revolving
Loan on the Maturity Date.
WHI hereby promises to the to the Lender the entire unpaid principal balance of the Term Loan on the Maturity Date.


 Section 1.5.     Maturity Date Extension.  Upon
receipt of an application from the Borrower for an extension of the Maturity Date, received by the Lender at least fourteen months before the Maturity
Date (as the same may be extended from time to time), the Lender will consider a one-year extension of the then current Maturity Date which the Lender may grant or withhold in its sole and unreviewable discretion.
Lender will advise the Borrower of its decision with respect to renewal no later than October 1 of each year in which the Borrower has requested an extension of the then current Maturity Date. In the event the Lender elects not to extend the then current Maturity
Date for a one year period, Lender will in any event extend the then current Maturity Date for a period of six (6) months (the "Six Month Extension"). Provided that all other conditions of funding have been satisfied from time to time, from and after the commencement of the Six Month Extension, the Lender will be obligated to continue to make funds available from the Revolving Loan, under the terms hereof only for those subdivisions constituting part of the Collateral as of the date of commencement of the Six
Month Extension.. If the Borrower elects to accept such funds, the Borrower will pay the Annual Loan Fee provided for in Section 2.7(b).


 Section 1.6.      Loan Fees


 (a)     Commitment Fees.


 (1) Revolving Loan Commitment Fee. The Borrower shall pay to the Lender, a Revolving Loan commitment fee on the Closing Date in an amount equal to 0.45% of $55,000,000 (the "Revolving Loan Commitment Fee").
The Revolving Loan Commitment Fee shall be payable in full upon the closing of the Loan.

(2)     Overline Commitment Fee.  In addition, in the
                     event that
the Borrower draws down any amount under the Overline, the Borrower shall also pay to the Lender on the date that any funds are first advanced from the Overline (the "Initial Overline Draw Date"), an
Overline commitment fee (the "Overline Commitment
Fee") in an amount equal to the product of (i) 0.45% times (ii) $5,000,000 times (iii) a fraction, the numerator of which is the number of days from the Initial Overline Draw Date to and including October
30, 1998 and the denominator of which is the number of days from the Closing Date to and including
October 30, 1998.


 (b)     Annual Loan Fee.
(1)     In addition, the Borrower shall pay to Lender
                      an annual
loan fee (the "Annual Loan Fee") on October 31, 1998, and annually each year thereafter until the Loan is paid in full, in the amount of 0.45% of the lesser of
(i) $70,000,000 (ii) any amount to which the Borrower has elected to reduce the Aggregate Commitment, or
(iii) in the event that Lender has elected not to extend the Maturity Date after being requested to do so by Borrower, the maximum amount that the Borrower and Lender reasonably expect to be outstanding under the Loan during the six months period next preceding the Maturity Date. In the event the Borrower elects to reduce the Aggregate Commitment as of a date other than October 31 of any year, there will be no pro rata reduction of the Annual Loan Fee with respect to such portion of a year.


 (2)     In the event the Loan is extended for a Six
Month
Extension as provided for in Section 2.6, the Borrower will pay an Annual Loan Fee for such period, pro-rated over such six month period and based on the maximum amount the Borrower and Lender reasonably expect to be outstanding during such Six Month
Extension.


 (c)     Agent's and Other Fees.  In order to
compensate the
Agent for structuring and syndicating the Loan and for its obligations hereunder, the Borrower agrees to pay to the Agent, for its account, the fees set forth in the separate fee letter agreement executed by the Borrower and the Agent dated as of the date hereof.


 Section 1.7.     Prepayments and Other Payments


 (a)     Certain Payments.  The Borrower shall have
the
obligation to prepay the Loan in accordance with the
terms of Section    2.8(b) herein and shall have the
right to prepay the Loan
in whole or in part; however, any prepayment, in whole or in part, shall not affect the Borrower's obligation to continue making payments in connection with any swap agreements (as defined in 11 U.S.C.
101), which will remain in full force and effect notwithstanding such prepayment, The Borrower shall have no right to the release of all or any portion of the Project from the lien of the Deeds of Trust or Mortgage at any time an Event of Default exists and is continuing.


 (b)     Mandatory Prepayments in the Ordinary Course
of the
Borrower's Business.  The Borrower shall prepay the
Loan as and when Lots and Units are sold in the
ordinary course of the Borrower's business in
accordance with the provisions of this Section    2.8
and shall receive a partial release of the Mortgage or Deed of Trust securing such Unit or Lot, in accordance with the terms of the applicable Mortgage or Deed of Trust.


 (1) Upon the closing of the sale of any Unit, the Borrower shall pay the Lender an amount equal to the amount advanced by the Lender or deemed to have been advanced under the Loan with respect to such Unit or Lot ("Advance Amount"). Such Advance Amount shall include that amount allocated to such Lot or Unit as shown on the Base Borrowing Report most recently submitted by the Borrower, including amounts advanced under the Term Loan. Such amount will be applied to repayment of the Loan.


 (2) Upon the closing of the sale of any Lot or Unit, the
Borrower shall provide the Lender with a detailed statement (Form HUD 1 or equivalent) setting forth the gross proceeds of the sale and all expenses associated with such sale.


 (c) Voluntary Prepayments. The Borrower shall have the right to prepay the amount outstanding under the Loan in whole or in part at any time on any Business Day;
provided that such prepayment is in accordance with the terms of this Section 2.8(c). If the Borrower shall prepay the Revolving Loan in part, the Borrower shall be entitled to have Lots and Units released from the Lien of the applicable Deed of Trust, upon payment to the Lender of the amounts specified in
Section 2.8(b) hereof with respect to each such Lot or Unit to the Lender. Such payment will be applied or set forth in Section 2.8(d).


 (d)     Application of Payments.  Payments received
                      by Lender
representing the settlement of a Unit will be applied as a principal curtailment to the Pre-Sold Tranche.
Any payments received by the Borrower representing additional principal curtailments will be applied to the Unsold Tranche. Any payments received as a result of sales of Lots will be applied as a principal curtailment to the Unsold Tranche.


 (e)     Prepayment Procedures.


 (1)     Each prepayment shall be pursuant to a
notice from the
Borrower to the Lender ("Notice of Prepayment"), which notice shall be substantially in the form attached hereto as Exhibit "N" and shall specify the principal amount to be prepaid and the date of prepayment (which shall be a Business Day), be irrevocable, and be effective only if received by the Lender not later than 1:00 p.m. Maryland time on the prepayment date.


 (2)     If no Event of Default exists and is
continuing, any
prepayment made pursuant to the provisions of Section
2.8(b) or Section   2.8(c), as applicable, shall be
applied in accordance
with the provisions of Section 2.8(d). Any prepayment made while an Event of Default exists and is continuing shall be applied to accrued and unpaid fees, late charges, interest, and principal due under the Loan, in any order and in any manner which the Lender deems desirable in its sole and absolute discretion.


 Section 1.8.     Payments; Computations; Etc.


 (a)     Manner of Payment.  Each payment by the
Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or the Note shall be made not later than 1:00 p.m. (Maryland time) on the date specified for payment under this Agreement to the Agent at the Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective
Commitment Percentages, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m.
(Maryland time) on such day shall be deemed a payment on such date for the purposes of the Note, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Maryland time) shall be deemed to have been made on the next succeeding
Business Day for all purposes. Upon receipt by the Agent of each such payment, the Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender's Commitment
Percentage and shall wire advice of the amount of such credit to each Lender. Each payment to the Agent of Agent's fees or expenses shall be made for the account of the Agent and any amount payable to any Lender hereunder shall be paid to the Agent for the account of the applicable Lender.


 (b) Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 6, all payments received by the Lenders upon the Notes and the other
Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Agent's fees then due and payable, then to all other fees and any commissions then due and payable, then to accrued and unpaid interest on the Note, the Reimbursement Obligation and (pro rata in accordance with all such amounts due), then to the principal amount of the Note and Reimbursement Obligation.


 (c)      Adjustments.  If any Lender (a "Benefited
Lender") shall at any time receive any payment of all or part of its Extensions of Credit, or interest thereon, or if any Lender shall at any time receive any collateral in respect to its Extensions of Credit
(whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other
Lender, if any, in respect of such other Lender's
Extensions of Credit, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other
Lender's Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited
Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each
Lender so purchasing a portion of another Lender's
Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.


 Section 1.9.     Nature of Obligations of Lenders
Regarding Extensions of Credit, Assumption by the
Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Agent may assume that such Lender has made such portion available to the Agent on the proposed borrowing date in accordance with Section 2.2(b) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Agent on a date after such borrowing date, such Lender shall pay to the Agent on demand an amount, until paid, equal to the product of
(a) the amount of such Lender's Commitment Percentage of such borrowing, times (b) the daily average
Federal Funds Rate during such period as determined by the Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such Lender's Commitment Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three (3) Business Days of such borrowing date, the Agent shall be entitled to recover such amount made available by the Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make its Commitment Percentage of any Loan available shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.


 Section 1.10.     Changed Circumstances.


 (a)      Circumstances Affecting LIBOR Rate
Availability. If with respect to any period during which the Loan is outstanding the Agent or any Lender
(after consultation with Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via Telerate Page 3750 or offered to the Agent or such Lender for such period, then the Agent shall forthwith give notice thereof to the Borrower.
Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans shall be suspended, and the then outstanding principal amount of each such LIBOR Rate Loans together with accrued interest thereon, shall be converted o a Base Rate Loan as of the date of such notice.


(b)      Laws Affecting LIBOR Rate Availability.  If,
                      after the
date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender
(or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended and thereafter the Note shall bear interest on a Base Rate basis, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate
Loan, then the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of the term of the Loan.


 (c)      Increased Costs.  If, after the date
hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lender ' s (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:


 (1) shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note, Letter of Credit or Application (except such taxes, duties or charges that are imposed as a result of the financial condition of the particular Lender, as opposed to being imposed on lenders generally) or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income or gross receipts of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending
Office is located); or


 (2)         shall impose, modify or deem applicable
                     any reserve
(including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note; and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan or Letter of Credit or Application, then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction (except to the extent such increased cost or reduction is a consequence of the financial condition of the particular Lender, as opposed to being imposed on Lenders generally). The Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 2.11(c); provided, that the Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. The amount of such compensation shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR
Rate Loans in the London interbank market, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall be conclusively presumed to be correct save for manifest error.


 Section 1.11.     Indemnity.  The Borrower hereby
indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan,
(b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing or
(c) due to any payment, prepayment of any LIBOR Rate
Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable
Lender's sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall be conclusively presumed to be correct save for manifest error.


 Section 1.12.     Capital Requirements.  If either
(a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other
Governmental Authority (whether or not having the force of law but provided such request is made to lenders generally and not to a particular Lender by reason of its financial condition), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction.
A certificate as to such amounts submitted to the Borrower and the Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.


 Section 1.13.     Taxes.


 (a)      Payments Free and Clear.  Any and all
payments by the Borrower hereunder or under the Notes or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Agent, income, gross receipts and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender's Lending
Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit to any Lender or the Agent,
(A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (D) the Borrower shall deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 2.13(d).


  (b)      Stamp and Other Taxes.  In addition, the
                   Borrower shall
pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").


  (c)      Indemnity.  The Borrower shall indemnify
                     each Lender
and the Agent for the full amount of Taxes and Other
Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Agent (as the case may be) and any liability
(including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, the Borrower shall be subrogated to the rights of such Lender or Agent with respect to any claim that such Taxes or Other Taxes were not correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Agent (as the case may be) makes written demand therefor.


  (d)      Evidence of Payment.  Within thirty (30)
                   days after the
date of any payment of Taxes or Other Taxes required to be deducted from any sum payable hereunder as provided in Section 2.14(a) above, upon request of the Lender, the Borrower shall furnish to the Agent, at its address referred to in Section 8.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Agent. Upon request of the Agent, the Borrower shall furnish to the Agent, at its address referred to in Section 8.1 , evidence of the payment of real estate taxes relating to the Collateral satisfactory to the Agent.


 (e)      Delivery of Tax Forms.  Each Lender
organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrower, with a copy to the Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable,
(i) two United States Internal Revenue Service Forms
4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, -as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.


 (f)      Survival.  Without prejudice to the
survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14 shall survive the payment in full of the Obligations and the termination of the Commitments.


 Section 1.14.     Power of Attorney.  To facilitate
the administration of the Loan, each Borrower hereby irrevocably appoints Washington Homes, Inc. as its true and lawful agent and attorney-in-fact with full power and authority to execute, deliver and acknowledge, as appropriate, each Request for Advance and Certification, Borrowing Base Certificate and all other Loan Documents or certificates from time to time deemed necessary or appropriate by Washington
Homes, Inc. or the Agent in connection with the Loan.
This power-of-attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of the Agent. Upon request of the Agent, each Borrower shall execute, acknowledge and deliver to the Agent a form Power of Attorney confirming and restating the power-of attorney granted herein.


 Section 2         Conditions to Closing


          The obligation of the Lender to provide an increase in the amount of the Revolving Loan on the Closing Date is subject to (i) there being no Default on the Closing Date, and (ii) except as set forth in that certain letter agreement between Borrower and Lender of even date herewith confirming the temporary waiver by Lender of certain closing conditions, the receipt by (or availability to) the Lender of the following documents on or before the Closing Date, each of which shall be satisfactory in form and substance to the Lender:
 (a)     The Deeds of Trust and Mortgage, duly
completed and
executed, covering the Lots acquired with the proceeds of the advances currently outstanding under the Revolving Loan.


 (b) The Note and the Letter of Credit Agreement, duly completed and executed.


 (c) UCC-l financing statements in connection with all security interests granted to the Lender, duly completed and executed by the appropriate debtors.

 (d)     A conformed copy of the acquisition or
option contract
for all Lots within subdivisions in the Project with respect to Lots in the Collateral.

 (e) (1) The certificate of limited partnership of each partnership entity comprising the Borrower, certified by the appropriate governmental authority, the agreement of limited partnership of each limited partnership, certified by the general partner of each limited partnership, and evidence of, all action taken by each limited partnership approving the Loan
Documents to which. it is contemplated to be a party;
and (2) certificate of good standing and certified articles of incorporation for each corporate entity comprising the Borrower certified by the appropriate governmental authority and copies of the by-laws and duly adopted resolutions of the boards of directors of such corporations authorizing the transactions contemplated hereby in form and content approved by the Lender, in its sole discretion, certified by the secretary or assistant secretary to each corporate entity comprising the Borrower.


 (f)     A signed opinion of counsel to the Borrower
                     in form and
content satisfactory to the Lender in its sole discretion.


 (g)     Proof that the Borrower has obtained
adequate liability,
casualty and worker's compensation insurance, written only by a company certified by the insurance agent to be a company with a non-contingent "All or 11A+11 rating as reported in the latest A.M. Best Insurance
Report for a period of not less ten (10) months and that the Borrower is not in default in paying its installments of premiums on such policies of insurance. Such policies of insurance shall be in amounts as may be required by the Lender and shall contain a standard non-contributory mortgagee clause in favor of the Lender and shall provide that they may not be altered in any material respect or cancelled without 30 days' advance written notice to the Lender. The Borrower agrees to obtain other insurance with respect to those portions of the Project that are of an insurable character as may be reasonably required by the Lender. Acceptance of a binder shall not imply the Lender's approval of the policy, which policy or binder shall be delivered to the Lender prior to the Closing Date.


 (h) Proof that the Borrower has complied with any requirements for title insurance as provided for in
Section 2.1(e)(5).


 (i)     To the extent reasonably obtainable, an
insured "Closing
Letter" prepared by the Title Company stating that the proposed settlement agent is the duly authorized agent for said title insurance company for purposes of closing the transactions contemplated herein and issuing the Title Insurance Policy, and all amendments thereto that might subsequently be issued to subject additional property to the lien of the Deed of Trust, and the said title insurance company shall indemnify, defend and hold the Lender harmless from and against any errors and omissions that may arise out of or occur in connection with such agent's title services. The record plat for each subdivision constituting the Project showing buildings, location of streets, lot lines, setback lines, easements, encroachments and all other matters affecting each subdivision constituting the Project prepared by a licensed surveyor with a surveyor's certification to the Lender in a form acceptable to Lender.


 (j) Evidence that each subdivision constituting the Project is not in a flood hazard area designated as such pursuant to the Flood Disaster Act of 1973, as amended, or if it is in such an area, evidence of an appropriate flood insurance policy obtained at the Borrower's expense and acceptable to the Lender as to form, substance and coverage. The Lender shall have also received a flood hazard certification acceptable to it from a surveyor licensed in the jurisdiction in which each such subdivision is located.


 (k) Copies of any engineering reports relating to each of the subdivisions and in the unsubdivided real property within the Project, prepared for the Borrower or its contractors, agents, architects or engineers.


 (l)     Copies of the consolidated financial
statements of  WHI
and its Consolidated Subsidiaries as of a date not earlier than April 30, 1997, along with a certification from each Borrower that there has been no Material Adverse Change in the financial condition of WHI and its Consolidated Subsidiaries since the date of the statement.


 (m)     The Borrowing Base Report.


 (n)     Two sets of final Plans and Specifications
                       for the
construction contemplated to be done on each subdivision constituting the Project approved by the Lender and by all appropriate governmental authorities. Such Plans and specifications shall be assigned to the Lender.


  (o)     The tax identification or social security
                   number of each
person  comprising the Borrower.
   (p)     Any document or certification from the
                   Borrower which
the title company insuring title requires as a condition to issuing the Title Insurance Policy described in Section 2.1(e)(5) hereof.


 (q) Such other documents as the Lender may have listed on the Preliminary Check List delivered to the Borrower prior to Closing or which Lender may otherwise reasonably request in connection with the transactions contemplated hereby.


 Section 1         Representations and Warranties.


          Each Borrower represents and warrants to the Lender, as of the date hereof and at any time reaffirmed pursuant to the terms hereof, that:
 Section 1.1.     Existence, Etc.  The Borrower
consists of
limited partnerships and corporations which are: (a) duly organized and validly existing under the laws of the state in which they were formed; (b) have all requisite power , and has all material governmental licenses, authorizations, consents and approvals necessary (at the time the representation is made) to own their respective assets and carry on their respective businesses as now being conducted and as contemplated hereby (except any such licenses, authorizations, consents or approvals as are being renewed) ; and (c) are qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a Materially Adverse Effect.


 Section 1.2.     Financial, Condition.  Except as
otherwise
disclosed to the Lender in writing, the consolidated financial statements of WHI and its Consolidated
Subsidiaries heretofore furnished to the Lender in connection with the transactions contemplated hereby, fairly present the financial condition of such entities as at said dates all in accordance with generally accepted accounting principles applied on a consistent basis. Since the dates of said financial statements there has been no Material Adverse Change in the financial condition or operations, or the business taken as a whole, of the entities comprising the Borrower from that set forth therein.


 Section 1.3.     Litigation.  There are no legal or
arbitral
proceedings or any proceedings by or before any governmental or regulatory authority or agency now pending or, to the knowledge of the Borrower , threatened against the Borrower in which there is a reasonable probability of an adverse decision that could materially and adversely affect the financial condition or operations, or the business taken as a whole, of the Borrower.


 Section 1.4.     No Breach.  None of the execution
and delivery
of the Loan Documents, the consummation of the transactions therein contemplated and compliance with the terms and provisions thereof will conflict with or result in a breach of, or require any consent (not theretofore obtained at the time the representation is made) under any applicable law or regulation, or any order, writ, injunction, judgment or decree of any court or governmental authority or agency, or any agreement or instrument to which any Borrower is a party or by which it or any of them is bound or to which it or any of them is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of any Borrower pursuant to the terms of any such agreement or instrument other than the lien created by the Loan
Documents.


 Section 1.5.     Authority.  The Loan Documents,
when executed and delivered, have been duly and validly executed and delivered by the parties named therein other than the Lender, and constitute the legal, valid and binding obligations of the parties named therein other than the Lender, enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditor's rights generally, and the application of equitable principles.


 Section 1.6.     Approval.  No authorizations,
approvals or consents of, and no filings or registrations with (other than the recording of the Deeds of Trust with the Recorder of Deeds in the jurisdictions in which the Project is located and the recording of the Financing Statement referred to in the Deed of Trust in the chattel and land financing statement records office of such counties) any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Borrower of the Loan Documents or for the validity or enforceability of any thereof, or for any of the entities comprising the Borrower to consummate the transactions contemplated hereby.


 Section 1.7.     Employee Benefit Plans.  None of
the entities comprising the Borrower maintains any employee defined benefit pension plan subject to the Employee Retirement Income Security Act of 1974.


 Section 1.8.     Taxes, Etc.  The Borrower, and the
general partner of each of the partnership entities comprising the Borrower, have filed all United States federal and state tax returns and all other material tax returns that are required to be filed by each of them and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower, except such taxes, the payment of which is not yet due, or which if due is not yet delinquent or is being contested in good faith or which has not been finally determined. The charges, accruals and reserves on the books of the entities comprising the Borrower in respect of taxes and other governmental charges are, in the opinion of the entities comprising the Borrower adequate in all material respects.


 Section 1.9.     Structure and Ownership of the
Borrower. The entities comprising the Borrower are related to one another as described on Exhibit "K" hereto.


 Section 1.10.     Survival.  All representations and
warranties made by the Borrower herein or made in any certificate delivered pursuant hereto shall survive the making of the Loan hereunder and the execution and delivery to the Lender of the Notes evidencing such Loan.
 Section 2         Covenants of the Borrower.
          Each Borrower agrees that from the date
hereof, until payment in full of the Loan, all interest thereon and all other amounts payable by the Borrower under the Loan Documents and all Letters of
Credit:
 Section 1.1.     Financial Statements, Etc.  The
Borrower (for
purposes of this Section 5.1 unless otherwise specified actions which the Borrower is required to take will be taken by Washington Homes, Inc. on behalf of all the entities comprising the Borrower) shall deliver to the Lender:


 (a)     within 90 days of the end of each Fiscal
Year, (i) audited consolidated financial statements of Washington Homes, Inc. and subsidiaries prepared in accordance with generally accepted accounting principles, consistently applied and certified by an independent certified public accountant, to fairly present the financial condition of the person to which it relates;


 (b) as soon as practicable after the end of each fiscal year of each Borrower and in any event within ten (10) days of the due date thereof (as the same may have been extended), copies of the annual federal tax returns of such entities;

  (c)     promptly after any Borrower knows or has
                   reason to know
that any Default has occurred, a notice of such Default, describing the same in reasonable detail and the steps such Person or its affiliates proposes to take to cure such Default;

 (d)     monthly, a Borrowing Base Report;


 (e) from time to time such other information regarding the business, affairs or financial condition of the Borrower as the Lender may reasonably request; and


 (f) within 45 days of the end of each of the fiscal quarters (other than the final fiscal quarter of each year) of WHI and its Consolidated
Subsidiaries, internally prepared financial statements of WHI and its Consolidated Subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and certified by two officers of Washington Homes, Inc.
as complete, true and correct and to fairly present the financial condition of the Borrower, or in lieu thereof an SEC Form 10Q report filed quarterly on behalf of Washington Homes, Inc. with the Securities and Exchange Commission and presenting substantially the same information as is required hereby.


          The Borrower will furnish to the Lender, at the time it furnishes each set of financial statements and other documents pursuant to clauses
(a) and (f) above, a certificate of the Borrower to the effect that to the best of the Borrower's knowledge, no Default has occurred and is continuing
(or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Borrower proposes to take to cure the same).


 Section 1.1.     Disposition of Assets.  The
Operating Companies will not sell or otherwise transfer (in a single transaction or series of related transactions) its assets, including the Project or any contractual or other interest therein, except the sale of Units (and Lots without Units, to the extent permitted by the terms of the Loan
Documents in the ordinary course of business and except for bulk sales, the net proceeds of which are used solely to acquire substantially similar assets or to repay corporate debt.


 Section 1.2.     Existence, Etc.  Each Operating
Company shall: (a) preserve and maintain its existence and all of its material rights and privileges; (b) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements could materially and adversely affect the financial condition or operations, or the business, taken as a whole, of the Borrower; (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or its income or profits or any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and with security; (d) not suffer to occur any material amendment to the organizational documents (which, in the case of a limited partnership agreement, shall not include assignment of a limited partnership interest) without the Lender's consent, which shall not be unreasonably withheld, and without at least ten (10 ) days notice to the Lender before such amendment is made and supplying the Lender with a copy of the proposed amendment; and (e) keep, or cause to be kept, insured by financially sound and reputable insurers all property of a character usually insured by business entities engaged in the same or similar businesses similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such business and carry such other insurance as is consistent with the requirements of the Deeds of Trust and is usually carried by such businesses.


 Section 1.3.     Liens.  No Operating Company will
create or suffer to be created or to exist any Lien
upon the any part of Project other than the Permitted
Liens.   The Operating Companies shall continue to
obtain lien waivers from contractors and subcontractors in accordance with its normal and customary procedures in effect on the date hereof.


 Section 1.4.     Use of the Revolving Loan.  The
Borrower shall use the proceeds of the Revolving Loan only for the purpose of financing the acquisition, construction and development of the Project consistent with the Borrowing Base Report. All of the entities comprising the Borrower other than the Operating Companies (collectively, the "Non-Operating
Companies") acknowledge that funds advanced to the Operating Companies directly benefit the Non-
Operating Companies since the Operating Companies intend to use the proceeds to pay debts on behalf of the Non-Operating Companies, and all funds advanced to the Operating Companies on behalf of the Non-
Operating Companies will be deemed to have been advanced directly to the Non-Operating Companies.


 Section 1.5.     Access.  The Borrower will permit
any